UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 26, 2015

RIVERBED TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33023	03-0448754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

680 Folsom Street

San Francisco, CA 94107

(Address of principal executive offices, including zip code)

(415) 247-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 20, 2015, Riverbed Technology, Inc. (“we,” “us,” “Riverbed” or the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) with respect to the special meeting of Riverbed shareholders scheduled to be held on March 5, 2015 (the “Special Meeting”). As previously disclosed, on December 14, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Project Homestake Holdings, LLC, a Delaware limited liability company (“Newco”), Project Homestake Merger Corp., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”). Newco and Merger Sub were formed by affiliates of Thoma Bravo, LLC (“Thoma Bravo”).

As previously disclosed in the Definitive Proxy Statement, seven complaints, captioned Gary Merryman, Individually and On Behalf of All Others Similarly Situated v. Riverbed Technology, Inc., et al., filed on December 19, 2014 and amended on January 21, 2015, Kamesh Bathla, On Behalf of Himself and All Others Similarly Situated v. Riverbed Technology, Inc. et al., filed on December 22, 2014 and amended on January 14, 2015, Domenico Carlucci, Individually and On Behalf of All Others, Similarly Situated v. Riverbed Technology, Inc. et al., filed on December 23, 2014 and amended on January 15, 2015, First Financial Trust, Individually and On Behalf of All Others Similarly Situated v. Riverbed Technology, Inc. et al., filed on December 23, 2014, Gerard Byrne, Individually and On Behalf of All Others Similarly Situated v. Boustridge et al., filed on December 24, 2014, Richard Krol, On Behalf of Himself and All Others Similarly Situated v. Riverbed Technology, Inc. et al., filed on January 8, 2015 and amended on January 15, 2015, and David Jessen v. Riverbed Technology, Inc. et al., filed on January 15, 2015, were filed in the Court of Chancery of the State of Delaware (the “Court”). On January 30 and February 2, 2015, the Delaware actions were consolidated as In Re Riverbed Technology Inc. Shareholder Litigation, Consol. C.A. No. 10484-VCG (the “Action”).

On February 26, 2015, the Company, Newco, Merger Sub, Thoma Bravo and plaintiffs in the Action reached an agreement-in-principle providing for the settlement of the outstanding litigation on the terms and conditions set forth in a memorandum of understanding (the “MOU”). Pursuant to the terms of the MOU, without agreeing that any of the claims in the Action have merit or that any supplemental disclosure was required under any applicable statute, rule, regulation or law, the Company agreed to make certain supplemental and amended disclosures in this Current Report on Form 8-K. The MOU further provides that, among other things, (a) the parties to the MOU will enter into a definitive stipulation of settlement (the “Stipulation”) and will submit the Stipulation to the Court for review and approval; (b) the Stipulation will provide for dismissal of the outstanding litigation on the merits; (c) the Stipulation will include a general release of defendants of claims relating to the transaction; and (d) the proposed settlement is conditioned on final approval by the Court after notice to Riverbed shareholders. There can be no assurance that the settlement will be finalized or that the Court will approve the settlement.

The settlement will not affect the timing of the Special Meeting or the amount of merger consideration to be paid to shareholders of Riverbed in connection with the proposed Merger.

Pursuant to the proposed settlement, we have agreed to make the amended and supplemental disclosures set forth below. Important information concerning the proposed merger is set forth in the Definitive Proxy Statement. The Definitive Proxy Statement is amended and supplemented by, and should be read as part of, and in conjunction with, the information set forth in this Current Report on Form 8-K. Capitalized terms used in this Current Report on Form 8-K but not otherwise defined herein have the meanings ascribed to those terms in the Definitive Proxy Statement.

The Company and the other defendants have vigorously denied, and continue vigorously to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts that were or could have been alleged in the referenced lawsuits, and expressly maintain that, to the extent applicable, they diligently and scrupulously complied with any applicable fiduciary and other legal duties and are entering into the contemplated settlement solely to eliminate the burden and expense of further litigation, to put the claims that were or could have been asserted to rest, and to avoid any possible delay to the closing of the Merger that might arise from further litigation. Nothing in this Current Report on Form 8-K, the MOU or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein.

AMENDED AND SUPPLEMENTAL DISCLOSURE

In the proposed settlement of the referenced lawsuits as set forth in this Current Report on Form 8-K, Riverbed agreed to make these amended and supplemental disclosures to the Definitive Proxy Statement. Without admitting in any way that the disclosures below are material or otherwise required by law, Riverbed makes the following amended and supplemental disclosures:

The following supplemental disclosure is added following the third full paragraph on page 37 of the Definitive Proxy Statement concerning the Background to the Merger.

The Board of Directors retained Qatalyst Partners for the strategic and financial alternatives review process because it believed that Qatalyst Partners’ experience and expertise would increase the effectiveness of the process. In particular, the Board believed that Qatalyst Partners’ historical focus on the technology sector and the strength of its relationships with potential strategic acquirers would complement Goldman’s substantial knowledge and experience.

At the time the Board decided to retain Qatalyst Partners, it was aware of the possibility that one or more of the possible strategic and/or financial buyers that may be interested in engaging with the Company as part of the strategic and financial review process may also have previously engaged Goldman Sachs. However, at the time the Board of Directors engaged both Qatalyst Partners and Goldman Sachs as part of the strategic and financial review process, the Board did not know how that process would conclude, and in particular the Board did not know, and could not predict, what party(ies) or entity(ies) (whether strategic or financial), if any, would be interested in attempting to acquire any or all of the Company.

The following underlined language is added to bullet (a) in the first full paragraph on page 48 of the Definitive Proxy Statement concerning the Opinion of Qatalyst.

(a) the implied net present value of the estimated future unlevered free cash flows of Riverbed, derived from forecasted non-GAAP operating income based on the Management Projections with adjustments provided by Riverbed management, including adding depreciation and decreases in working capital and subtracting capital expenditures and taxes (using a 15% tax rate associated with non-GAAP operating income as provided by Riverbed’s management), for calendar year 2015 through calendar year 2018 (which implied present value was calculated by using a range of discount rates of 10.0% to 16.0%, based on an estimated weighted average cost of capital for Riverbed);

The following supplemental disclosure is added following the first full paragraph on page 49 of the Definitive Proxy Statement concerning the Opinion of Qatalyst.

The CY15E P/E Multiples for the selected companies were as follows: Aruba Networks, Inc. (16.2x), Brocade Communications Systems, Inc. (11.9x), Cisco Systems, Inc. (12.3x), F5 Networks, Inc. (19.8x) and Juniper Networks, Inc. (12.9x).

The following supplemental disclosure is added following the third sentence in the last paragraph on page 53 of the Definitive Proxy Statement concerning the Opinion of Goldman Sachs.

Forecasted unlevered free cash flow of Riverbed provided by Riverbed management to Goldman Sachs included the effect of cash taxes at an effective tax rate of approximately 26% of forecasted GAAP operating income provided by Riverbed management.

The following supplemental disclosure is added following the first continued sentence in the first continued paragraph on page 54 of the Definitive Proxy Statement concerning the Opinion of Goldman Sachs.

The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation.

The following supplemental disclosure replaces the paragraph starting on page 55 and carrying over to page 56 of the Definitive Proxy Statement concerning the Opinion of Goldman Sachs.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Riverbed, Newco, any of their respective affiliates and third parties, including Thoma Bravo and OTPP and their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the Merger. Goldman Sachs acted as financial advisor to Riverbed in connection with, and has participated in certain of the negotiations leading to, the Merger. Goldman Sachs expects to receive fees for its services in connection with the Merger, the principal portion of which is contingent upon consummation of the Merger, and Riverbed has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify it against certain liabilities that may arise, out of its engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Riverbed and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as sole financial advisor on Riverbed’s acquisition of OPNET Technologies in December 2012; sole arranger for a bridge loan provided to Riverbed (aggregate principal amount of $575 million) in December 2012; and financial advisor to Riverbed in connection with its response to an unsolicited bid in 2014. Goldman Sachs also has provided, and was providing as of December 14, 2014, certain financial advisory and/or underwriting services to Thoma Bravo and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including, among others, having acted as sole arranger for a bridge loan (aggregate principal amount of $700 million) provided to Blue Coat Systems, a portfolio company of Thoma Bravo and OTPP, in May 2013 and as co-manager for a bank loan (aggregate principal amount of $50 million) provided to Blue Coat Systems in February 2014. Goldman Sachs also has provided, and was providing as of December 14, 2014, certain financial advisory and/or underwriting services to OTPP and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including, among others, having acted as joint lead arranger for a bank loan (aggregate principal amount of $780 million) provided to ISS A/S, a portfolio company of OTPP, in March 2013; sole arranger for a bridge loan (aggregate principal amount of $700 million) provided to Blue Coat Systems, a portfolio company of OTPP and Thoma Bravo, in May 2013; financial advisor to Aircastle LTD, a portfolio company of OTPP, in connection with a minority investment in June 2013; joint bookrunner on a high yield debt offering (aggregate principal amount of $400 million) for Aircastle LTD in December 2013; co-manager for a bank loan (aggregate principal amount of $50 million) provided to Blue Coat Systems in February 2014; joint bookrunner on an initial public offering by ISS A/S, a portfolio company of OTPP, for an aggregate amount of DKK 9,425 million in March 2014; joint bookrunner on a senior notes offering by Aircastle LTD (aggregate principal amount $500 million) by Aircastle LTD in March 2014; co-manager for a bank loan (aggregate principal amount of $425 million) provided to INC Research, a portfolio company of OTPP, in October 2014; bookrunner on an initial public offering by INC Research Holdings, Inc., a portfolio company of OTPP, for an aggregate amount of $150 million in gross proceeds in November 2014; and joint bookrunner in a notes issuance by ISS A/S (aggregate principal amount of EUR 1.2 billion) in November 2014. During the two year period ended December 14, 2014, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided directly to Thoma Bravo and/or to its affiliates and portfolio companies (which may include companies that are not controlled by Thoma Bravo) of approximately $1.6 million. During that same period, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and/or underwriting services provided directly to OTPP and/or to its affiliates and portfolio companies (which may include companies that are not controlled by OTPP) of approximately $25.7 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Riverbed, Newco and their respective affiliates, and Thoma Bravo, OTPP and their respective affiliates and portfolio companies for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Thoma Bravo, OTPP and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Thoma Bravo and OTPP from time to time and may do so in the future. The Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to terms of an engagement letter between Riverbed and Goldman Sachs, dated October 9, 2014 (the “Goldman Sachs Engagement Letter”), Riverbed engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the Goldman Sachs Engagement Letter, Riverbed has agreed to pay Goldman Sachs a transaction fee of approximately $30 million (before any reductions) in connection with transactions contemplated by the Merger Agreement, approximately $2.5 million of which was contingent upon the announcement of the Merger Agreement, and the remainder of which is both contingent upon the closing of the Merger and will be reduced on account of credits for fees previously paid by Riverbed to Goldman Sachs. In addition, Riverbed has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

The following supplemental disclosure is added following the first full paragraph on page 56 of the Definitive Proxy Statement concerning Management Projections.

In addition, for use by the financial advisors in performing the financial analyses, management provided an estimated net cash balance for September 30, 2014 of approximately $143 million, which reflects the estimated net proceeds from the Divestitures.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed Merger, the Company filed the Definitive Proxy Statement and a form of proxy with the SEC on January 20, 2015, and the Definitive Proxy Statement and a form of proxy were mailed to the stockholders of record as of January 20, 2015, the record date fixed by the Company’s board of directors for the special meeting. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE THE DEFINITIVE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s stockholders will be able to obtain, free of charge, a copy of the Definitive Proxy Statement and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. The Company’s stockholders will also be able to obtain, free of charge, a copy of the Definitive Proxy Statement and other relevant documents by requesting them in writing or by telephone from us at the following address:

Riverbed Technology, Inc.

Attn: Corporate Secretary

680 Folsom Street

San Francisco, CA 94107

NOTE ON FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K, and the documents to which we refer you herein and in the Definitive Proxy Statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Stockholders are cautioned that any forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this document or our Definitive Proxy Statement, and the following factors:

•	the inability to complete the Merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the Merger, including receipt of required regulatory approvals;

•	the failure by Newco to obtain the necessary equity and debt financing set forth in the commitments entered into in connection with the Merger, or alternative financing, or the failure of any such financing to be sufficient to complete the Merger and the other transactions contemplated by the Merger Agreement;

•	the fact that, although Newco must use reasonable best efforts to obtain the financing contemplated by the debt commitment letter, there is a risk that the debt financing might not be obtained and that, in certain instances, Riverbed’s only viable recourse would be the $252 million termination fee payable by Newco;

•	the risk that the Merger Agreement may be terminated in circumstances that require us to pay Newco a termination fee of $126 million or reimburse Newco’s expenses related to the transactions contemplated by the Merger Agreement up to $4 million;

•	the outcome of any legal proceedings that may be instituted against us and others related to the Merger Agreement;

•	risks that the proposed Merger disrupts our current operations or affects our ability to retain or recruit key employees;

•	the fact that receipt of the all-cash Per Share Merger Consideration would be taxable to stockholders that are treated as U.S. holders for U.S. federal income tax purposes;

•	the fact that, if the Merger is completed, stockholders will forgo the opportunity to realize the potential long-term value of the successful execution of Riverbed’s current strategy as an independent company;

•	the possibility that Newco could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of Riverbed’s assets to one or more as yet unknown purchasers, that could conceivably produce a higher aggregate value than that available to stockholders in the Merger;

•	the fact that under the terms of the Merger Agreement, Riverbed is unable to solicit other acquisition proposals during the pendency of the Merger;

•	the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger Agreement or the Merger;

•	risks related to the Merger diverting management’s or employees’ attention from ongoing business operations;

•	risks that our stock price may decline significantly if the Merger is not completed; and

•	risks related to obtaining the requisite consents to the Merger, including the timing and receipt of regulatory approvals from various domestic and foreign governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval.

Consequently, all of the forward-looking statements that we make in this Current Report on Form 8-K are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption; and (2) the information contained under the caption “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Stockholders are advised to consult any future disclosures that we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVERBED TECHNOLOGY, INC.

By:	/s/ Brett Nissenberg
Brett Nissenberg General Counsel and Senior Vice President

Date: February 26, 2015